Exhibit 99.1

Newell Rubbermaid Reports Strong Fourth Quarter Results
» 6.2% Core Sales Growth; 4.4% Core Sales Growth excluding Venezuela
» Normalized EPS $0.56, a 14.3% Increase versus Prior Year
» Net Sales Growth 2.3%; Reported EPS $0.05
» Reaffirms 2016 Core Sales and Normalized EPS Outlook
» Jarden Transaction on Track for Second Quarter Completion

Fourth Quarter Executive Summary

»    6.2 percent core sales growth, which excludes a 150 basis point net contribution from acquisitions and planned/completed divestitures and a 540 basis point negative impact from foreign currency; 2.3 percent net sales growth

» 4.4 percent core sales growth excluding contribution from operations in Venezuela
» 38.5 percent normalized gross margin, an 80 basis point improvement compared with the prior year; 38.3 percent reported gross margin
» 13.7 percent normalized operating margin, a 30 basis point improvement compared with the prior year; 6.5 percent reported operating margin

»    $0.56 normalized diluted earnings per share compared with $0.49 in the prior year, a 14.3 percent increase despite a $0.06 negative impact from foreign currency; $0.05 reported diluted earnings per share

» Completed sale of Endicia for $209 million in net proceeds, resulting in an after tax gain of $96 million

»    Announced a definitive agreement to enter into a business combination with Jarden Corporation (“Jarden”) in a cash and equity transaction to create Newell Brands Inc., a $16 billion consumer goods company with a portfolio of powerful leading brands

» Deconsolidated its Venezuelan operations as of December 31, 2015, resulting in an after tax charge of $165 million
» Reaffirmed 2016 financial outlook for core sales growth of 4 to 5 percent and normalized EPS of $2.21 to $2.30

ATLANTA, January 29, 2016 - Newell Rubbermaid Inc. (NYSE: NWL) announced its fourth quarter 2015 financial results today.

“We have delivered another set of strong results for the fourth quarter. Core sales grew 6.2 percent, driven by strengthened innovation, increased brand support and excellent commercial execution,” said Michael Polk, President and Chief Executive Officer. “All five segments grew core sales, led by Writing growth of 12.5 percent, Baby growth of 10.2 percent, and Commercial Products growth of 5.8 percent. This strong performance, along with continued progress on margins, resulted in normalized earnings per share growth of over 14 percent. Our operating model is working and we enter 2016 with a clear line of sight to another year of strong core sales and earnings growth.

“In December, we announced a definitive agreement to combine with Jarden Corporation, creating a $16 billion consumer goods company of leading brands that compete in large, growing and unconsolidated global markets. The combination will substantially scale our presence in key geographies, customers and channels, and is expected to deliver at least $500 million in cost synergies. The transaction is expected to be accretive to normalized earnings per share in year one, with strong double-digit accretion by year three. We are in the process of seeking the necessary regulatory approvals and securing permanent financing, and expect to complete the transaction in the second quarter.”

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Fourth Quarter 2015 Operating Results

Net sales in the fourth quarter were $1.56 billion compared with $1.53 billion in the prior year. Core sales grew 6.2 percent. Net sales growth includes a 150 basis point net contribution from acquisitions and planned/completed divestitures, and a negative 540 basis point impact from foreign currency.

Normalized gross margin expanded by 80 basis points to 38.5 percent, as benefits from productivity, pricing and favorable input costs more than offset the negative impacts of foreign currency.

Reported gross margin was 38.3 percent, a 70 basis point improvement versus prior year.

Normalized operating margin was 13.7 percent, a 30 basis point improvement compared with the prior year, despite a 70 basis point increase in advertising and promotion. Normalized operating income was $214.2 million compared with $204.6 million in the prior year period.

Fourth quarter reported operating margin was 6.5 percent and operating income was $101.9 million, compared with 7.4 percent and $113.5 million, respectively, in the prior year. Reported operating margin was negatively impacted by higher restructuring and other Project Renewal costs and transaction costs associated with the acquisition of Elmer’s Products (“Elmer’s”) and the agreement to combine with Jarden.

The normalized tax rate was 23.2 percent compared with 26.5 percent in the prior year. On a reported basis, a tax benefit of $13.1 million was recorded in the quarter compared with tax expense of $10.4 million in the prior year.

Normalized net income was $151.1 million compared with $135.3 million in the prior year. Normalized diluted earnings per share were $0.56, an increase of 14.3 percent versus $0.49 in the prior year, with the improvement primarily attributable to the increase in core sales, gross margin expansion, the positive impact of fewer outstanding shares and a lower normalized tax rate, which more than offset negative foreign currency impacts and higher advertising and promotion spend.

Reported net income was $13.2 million compared with $52.0 million in the prior year. Reported diluted earnings per share were $0.05 compared with $0.19 in the prior year. In addition to the factors cited above in the explanation of normalized diluted earnings per share, reported diluted earnings per share benefited from a net gain from the sale of the Endicia on-line postage business and the absence of last year’s loss on extinguishment of debt, and were negatively impacted by the Venezuela deconsolidation charge and higher restructuring and other Project Renewal transformation costs.

Operating cash flow was $277.7 million compared with $290.8 million in the prior year period.

A reconciliation of the “as reported” results to “normalized” results is included in the appendix.

Fourth Quarter 2015 Operating Segment Results

Writing net sales were $466.3 million, an 11.5 percent increase compared with the prior year. Core sales increased 12.5 percent driven by strong innovation, broadened distribution, positive pricing and increased marketing support. Normalized operating income was $105.7 million versus $103.2 million in the prior year. Normalized operating margin was 22.7 percent, compared with 24.7 percent in the prior year, as increased gross margin and reduced overheads were more than offset by increased advertising and promotion spend and negative foreign currency impacts.

Home Solutions net sales were $441.8 million, a 3.7 percent decline compared with prior year. Core sales increased 0.1 percent driven by double-digit Food & Beverage growth largely offset by the planned contraction of the lower margin Rubbermaid Consumer Storage business and a timing shift on Calphalon caused by the transition to new product offerings. Normalized operating income was $57.2 million versus $60.7 million in the prior year. Normalized operating margin was 12.9 percent, compared with 13.2 percent in the prior year, as pricing, input cost deflation and productivity were offset by higher advertising and promotion spend in support of new product launches.

Tools net sales were $207.7 million, an 8.6 percent decline compared with the prior year. Core sales increased 1.4 percent, driven by innovation in North America and strong commercial execution in Europe, largely offset by core sales declines in Brazil. Normalized operating income was $19.5 million compared with $21.5 million in the prior year.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Normalized operating margin was 9.4 percent of sales, compared with 9.5 percent of sales in the prior year, as pricing and productivity were offset by the impact of negative foreign currency.

Commercial Products net sales were $207.1 million, a 2.8 percent decline compared with the prior year. Core sales increased 5.8 percent, driven by innovation and pricing in North America and Latin America. Normalized operating income was $27.5 million compared with $24.2 million in the prior year. Normalized operating margin was 13.3 percent, compared with 11.4 percent in the prior year, as pricing, productivity and input cost deflation more than offset the impact of negative foreign currency.

Baby & Parenting net sales were $237.9 million, a 13.9 percent increase compared with the prior year. Core sales grew 10.2 percent driven by strong innovation and marketing in the U.S. Normalized operating income was $27.8 million, compared with $17.3 million in the prior year. Normalized operating margin was 11.7 percent, compared with 8.3 percent in the prior year, as a result of favorable product mix and lower advertising and promotion investment.

Full Year Results

Net sales for the full year ended December 31, 2015 were $5.92 billion, an increase of 3.3 percent compared with $5.73 billion in the prior year. Core sales increased 5.5 percent, or 3.9 percent excluding the contribution from operations in Venezuela. Net sales growth includes a positive 360 basis point net impact from acquisitions and planned/completed divestitures, and a negative 580 basis point impact from foreign currency.

Normalized gross margin was 39.2 percent, an increase of 40 basis points versus the prior year.

Reported gross margin was 39.0 percent, a 50 basis point improvement versus prior year.

Normalized operating margin increased 50 basis points to 14.3 percent compared with 13.8 percent in the prior year. Normalized operating income was $848.6 million compared with $792.6 million in the prior year.

Reported operating margin was 10.2 percent compared with 10.6 percent in the prior year. Full year 2015 reported operating income was $601.4 million compared with $604.7 million in the prior year.

Normalized net income was $590.7 million compared to $557.8 million in the prior year. Normalized diluted earnings per share were $2.18 compared with $2.00 in the prior year, an increase of 9.0 percent despite a negative foreign currency impact of approximately 39 cents.

Reported net income was $350.0 million compared with $377.8 million in the prior year. Reported diluted earnings per share were $1.29 compared with $1.35 in the prior year.

Operating cash flow was $565.8 million compared with $634.1 million in the prior year, reflecting increased cash used for restructuring and other Project Renewal initiatives and a voluntary $70.0 million pension contribution in 2015.

A reconciliation of the “as reported” results to “normalized” results is included in the appendix.

Venezuela Update
At the end of 2015, the company deconsolidated the assets and liabilities of its Venezuelan business from the company's balance sheet and moved to the cost method of accounting for its operations in Venezuela. This change reflects the continued deterioration of conditions in the country, including availability of foreign exchange, and resulted in an after tax charge of $165.1 million in the fourth quarter of 2015. This charge includes the $74.7 million of net assets of the company’s Venezuela subsidiary along with $58.3 million of Venezuela related assets held by other subsidiaries, resulting in $133.0 million of total charges associated with the deconsolidation of Venezuela’s net assets.  In addition, in accordance with applicable accounting standards for foreign currency and the transition to the cost method for Venezuela operations, the company was required to write-off the currency translation adjustment that arose prior to the application of hyperinflationary accounting in 2010 that was included in other comprehensive income in equity.  The write-off of the currency translation adjustment resulted in a pre-tax charge of $39.7 million, which had no effect on net assets or total equity. Beginning in the first quarter of 2016, the company will no longer include the results of its Venezuelan business in its consolidated financial statements. The company has operated in Venezuela for decades and plans to continue to manufacture and sell products in Venezuela.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

2016 Full Year Outlook

Newell Rubbermaid reaffirmed its 2016 core sales growth and normalized EPS guidance metrics excluding Venezuelan operations:

2016 Outlook

Core sales growth	4.0% to 5.0%

Currency	(1.0%) to (2.0%)
Acquisitions net of divestitures	(0.5%) to 0.5%
Net sales growth	2.5% to 3.5%

Normalized EPS	$2.21 to $2.30

The company now expects foreign currency to have a negative impact of about $0.26 to $0.28 per diluted share on 2016 normalized EPS driven by the stronger U.S. dollar to most currencies. In this context, the 2016 normalized EPS guidance represents strong double-digit earnings growth on a currency neutral basis.

The 2016 normalized EPS guidance range excludes between $140 and $160 million of Project Renewal restructuring and other Project Renewal transformation costs. The 2016 normalized EPS guidance range also excludes acquisition and integration costs, which the company is unable to estimate at this time. A reconciliation of “expected reported” results to “normalized” results is included in the appendix.

Cumulative costs of Project Renewal are expected to be $690 to $725 million pretax, with cash costs of $645 to $675 million. Annualized savings from Project Renewal through the end of 2015 are $360 million. Project Renewal is expected to generate annualized cost savings of approximately $620 to $675 million by the end of 2017. The majority of these savings will be reinvested in new capabilities and incremental brand building investment for accelerated growth in the company’s home markets and the geographic deployment of its Win Bigger portfolio into the faster growing emerging markets.

The company’s 2016 guidance includes the impact of the Elmer’s operations and assumes disposal of the Décor business in the second quarter, but excludes any impact from the Jarden transaction. The 2016 normalized EPS guidance also does not include the company’s Venezuela operations, which contributed $0.15 of normalized EPS in 2015. Guidance will be updated for the Jarden transaction closer to the expected closing of the transaction.

Conference Call

The company’s fourth quarter 2015 earnings conference call will be held today, January 29, 2016, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section on the company’s Web site under Quarterly Earnings.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions, planned and completed divestitures and changes in foreign currency from year-over-year comparisons. As reflected in the Currency Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and planned and completed divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in core sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” earnings per share and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition and integration of acquired businesses, advisory costs for process transformation and optimization initiatives, certain foreign currency impacts, charges associated with the deconsolidation of operations and dedicated personnel and other costs related to transformation initiatives under Project Renewal , are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company also uses core sales, normalized gross margin and normalized earnings per share as the three performance criteria in its management cash bonus plan, and the company uses core sales and normalized earnings per share as two of the three performance criteria in its performance-based equity compensation arrangements.

The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2015 sales of $5.9 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Elmer’s®, Irwin®, Lenox®, Rubbermaid Commercial Products®, Contigo®, Rubbermaid®, Calphalon®, Goody®, Graco®, Aprica®, Baby Jogger®, Dymo®, Parker® and Waterman®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell
Vice President, Investor Relations
(770) 418-7723

Racquel White
Vice President, Global Communications & Culture
(770) 418-7643

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share,

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and other project costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, changes in exchange rates, product recalls, expected benefits, synergies and financial results from recently completed acquisitions and planned acquisitions and divestitures and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power and consolidation of our retail customers; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; product liability, product recalls or regulatory actions; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; the potential inability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to realize the expected benefits, synergies and financial results from our recently acquired businesses and pending acquisitions; our inability to obtain stockholder or domestic and foreign regulatory approvals required to complete planned acquisitions and divestitures; failure to satisfy a condition to closing of planned acquisitions and divestitures; our ability to complete planned acquisitions and divestitures; difficulties or high costs associated with securing financing necessary to pay the cash portion of the merger consideration contemplated by the pending Jarden transaction; risks related to the substantial indebtedness that Newell Rubbermaid will incur in connection with the pending Jarden transaction and our ability to maintain our investment grade credit ratings; difficulties integrating our business with Jarden and unexpected costs or expenses associated with the pending Jarden transaction; and those factors listed in our most recently filed Quarterly Report on Form 10-Q and Exhibit 99.1 thereto filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

Additional Information and Where to Find it

In connection with the pending Jarden transaction, Newell Rubbermaid and Jarden have filed a registration statement on Form S-4 that includes the Joint Proxy Statement of Newell Rubbermaid and Jarden and that also constitutes a prospectus of Newell Rubbermaid. Newell Rubbermaid and Jarden plan to mail to their respective shareholders the Joint Proxy Statement/Prospectus in connection with the pending Jarden transaction. WE URGE INVESTORS AND SHAREHOLDERS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NEWELL RUBBERMAID, JARDEN, AND THE PENDING JARDEN TRANSACTION. Investors and shareholders are able to obtain copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Newell Rubbermaid and Jarden free of charge at the SEC’s website, www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the Joint Proxy Statement/Prospectus and other documents filed with the SEC by Newell Rubbermaid by accessing Newell Rubbermaid’s website at www.newellrubbermaid.com by clicking on the “Investor Relations” link and then clicking on the “SEC Filings” link or by contacting Newell Rubbermaid Investor Relations at investor.relations@newellrubbermaid.com or by calling 1-800-424-1941. Shareholders may also read and copy any reports, statements and other information filed by Newell Rubbermaid or Jarden with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Newell Rubbermaid, Jarden and certain of their respective directors, executive officers and other persons may be considered participants in the solicitation of proxies from the respective shareholders of Newell Rubbermaid and Jarden

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

in respect of the proposed combination contemplated by the Joint Proxy Statement/Prospectus. Information regarding Newell Rubbermaid’s directors and executive officers is available in Newell Rubbermaid’s Form 10-K filed with the SEC on March 2, 2015, its proxy statement filed with the SEC on April 1, 2015 in connection with its 2015 annual meeting of stockholders and its Forms 8-K filed with the SEC on February 12, 2015, May 19, 2015, October 9, 2015, November 16, 2015, December 14, 2015 and December 29, 2015. Information regarding Jarden’s directors and executive officers is available in Jarden’s Form 10-K filed with the SEC on March 2, 2015, its proxy statement filed with the SEC on April 20, 2015 in connection with its 2015 annual meeting of stockholders and its Forms 8-K filed with the SEC on January 5, 2015, June 9, 2015, December 17, 2015 and January 7, 2016. Other information regarding persons who may be considered participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Three Months Ended December 31,
			YOY
	2015	2014	% Change

Net sales	$1,560.8	$1,526.0	2.3%
Cost of products sold	963.6	951.9

GROSS MARGIN	597.2	574.1	4.0%
% of sales	38.3%	37.6%

Selling, general & administrative expenses	427.6	385.6	10.9%
% of sales	27.4%	25.3%

Pension settlement charge	52.1	65.4
Restructuring costs	15.6	9.6
OPERATING INCOME	101.9	113.5	(10.2)%
% of sales	6.5%	7.4%

Nonoperating expenses:
Interest expense, net	25.1	16.7
Loss on extinguishment of debt	—	33.2
Venezuela deconsolidation charge	172.7	—
Other (income) expense, net	(3.1)	3.9
	194.7	53.8	NMF

(LOSS) INCOME BEFORE INCOME TAXES	(92.8)	59.7	NMF
% of sales	(5.9)%	3.9%

Income taxes	(13.1)	10.4	NMF
Effective rate	14.1%	17.4%

NET (LOSS) INCOME FROM CONTINUING OPERATIONS	(79.7)	49.3	NMF
% of sales	(5.1)%	3.2%

Income from discontinued operations, net of tax	92.9	2.7

NET INCOME	$13.2	$52.0	(74.6)%
	0.8%	3.4%
EARNINGS PER SHARE:
Basic
(Loss) income from continuing operations	$(0.30)	$0.18
Income from discontinued operations	$0.35	$0.01
Net income	$0.05	$0.19

Diluted
(Loss) income from continuing operations	$(0.30)	$0.18
Income from discontinued operations	$0.35	$0.01
Net income	$0.05	$0.19

AVERAGE SHARES OUTSTANDING:
Basic	268.1	272.7
Diluted	268.1	275.6

NMF - Not Meaningful

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Year Ended December 31,
			YOY
	2015	2014	% Change

Net sales	$5,915.7	$5,727.0	3.3%
Cost of products sold	3,611.1	3,523.6

GROSS MARGIN	2,304.6	2,203.4	4.6%
% of sales	39.0%	38.5%

Selling, general & administrative expenses	1,573.9	1,480.5	6.3%
% of sales	26.6%	25.9%

Pension settlement charge	52.1	65.4
Restructuring costs	77.2	52.8
OPERATING INCOME	601.4	604.7	(0.5)%
% of sales	10.2%	10.6%

Nonoperating expenses:
Interest expense, net	79.9	60.4
Loss on extinguishment of debt	—	33.2
Venezuela deconsolidation charge	172.7	—
Other expense, net	11.3	49.0
	263.9	142.6	85.1%

INCOME BEFORE INCOME TAXES	337.5	462.1	(27.0)%
% of sales	5.7%	8.1%

Income taxes	78.2	89.1	(12.2)%
Effective rate	23.2%	19.3%

NET INCOME FROM CONTINUING OPERATIONS	259.3	373.0	(30.5)%
% of sales	4.4%	6.5%

Income from discontinued operations, net of tax	90.7	4.8

NET INCOME	$350.0	$377.8	(7.4)%
	5.9%	6.6%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.96	$1.35
Income from discontinued operations	$0.34	$0.02
Net income	$1.30	$1.37

Diluted
Income from continuing operations	$0.96	$1.34
Income from discontinued operations	$0.33	$0.02
Net income	$1.29	$1.35

AVERAGE SHARES OUTSTANDING:
Basic	269.3	276.1
Diluted	271.5	278.9

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	December 31,	December 31,
Assets:	2015	2014

Cash and cash equivalents	$274.8	$199.4
Accounts receivable, net	1,250.7	1,248.2
Inventories, net	721.8	708.5
Prepaid expenses and other	147.8	136.1
Assets held for sale	98.4	—

Total Current Assets	2,493.5	2,292.2

Property, plant and equipment, net	599.2	559.1
Goodwill	2,791.2	2,546.0
Other intangible assets, net	1,063.7	887.2
Deferred income taxes	38.5	21.1
Other assets	291.9	240.7

Total Assets	$7,278.0	$6,546.3

Liabilities and Stockholders' Equity:

Accounts payable	$644.5	$674.1
Accrued compensation	185.2	159.9
Other accrued liabilities	730.1	657.2
Short-term debt	382.9	390.7
Current portion of long-term debt	5.9	6.7
Liabilities held for sale	40.0	—

Total Current Liabilities	1,988.6	1,888.6

Long-term debt	2,687.6	2,084.5
Deferred income taxes	226.6	87.7
Other noncurrent liabilities	548.8	630.6

Stockholders' Equity - Parent	1,822.9	1,851.4
Stockholders' Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders' Equity	1,826.4	1,854.9

Total Liabilities and Stockholders' Equity	$7,278.0	$6,546.3

Newell Rubbermaid Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	Year Ended December 31,
	2015	2014
Operating Activities:
Net income	$350.0	$377.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	171.6	156.1
Net gain from sale of discontinued operations, including impairments	(154.2)	(2.2)
Loss on extinguishments of debt	—	33.2
Non-cash restructuring costs	6.7	7.2
Deferred income taxes	(12.8)	39.3
Stock-based compensation expense	29.2	29.9
Pension settlement charge	52.1	65.4
Venezuela deconsolidation charge	172.7	—
Other, net	32.5	69.1
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(42.5)	(140.9)
Inventories	(97.8)	(28.2)
Accounts payable	20.3	87.3
Accrued liabilities and other	38.0	(59.9)
Net cash provided by operating activities	$565.8	$634.1

Investing Activities:
Proceeds from sale of divested businesses and fixed assets	$214.8	$19.0
Capital expenditures	(211.4)	(161.9)
Acquisitions and acquisition-related activity	(573.7)	(602.3)
Cash related to deconsolidated Venezuela operations	(97.5)	—
Other	17.9	(6.7)
Net cash used in investing activities	$(649.9)	$(751.9)

Financing Activities:
Net short-term borrowings and related issuance costs	$(57.0)	$217.3
Proceeds from issuance of debt, net of debt issuance costs	594.6	841.8
Payments on debt	—	(465.2)
Repurchase and retirement of shares of common stock	(180.4)	(363.2)
Cash dividends	(206.3)	(182.5)
Excess tax benefits related to stock-based compensation	27.1	10.6
Other stock-based compensation activity, net	(5.7)	60.2
Net cash provided by financing activities	$172.3	$119.0

Currency rate effect on cash and cash equivalents	$(12.8)	$(28.1)

Increase (decrease) in cash and cash equivalents	$75.4	$(26.9)
Cash and cash equivalents at beginning of year	199.4	226.3
Cash and cash equivalents at end of year	$274.8	$199.4

Newell Rubbermaid Inc.
Financial Worksheet - Segment Reporting
(In Millions)

	2015					2014
		Reconciliation (1,2,3,4)					Reconciliation (1,2)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q1:
Writing	$341.8	$82.4	$0.6	$83.0	24.3%	$348.2	$76.1	$—	$76.1	21.9%	$(6.4)	(1.8)%	$6.9	9.1%
Home Solutions	364.5	38.5	0.1	38.6	10.6%	316.4	26.8	—	26.8	8.5%	48.1	15.2%	11.8	44.0%
Tools	180.4	22.2	—	22.2	12.3%	187.8	21.4	—	21.4	11.4%	(7.4)	(3.9)%	0.8	3.7%
Commercial Products	185.2	17.0	0.6	17.6	9.5%	182.6	13.8	—	13.8	7.6%	2.6	1.4%	3.8	27.5%
Baby & Parenting	192.1	0.5	11.8	12.3	6.4%	179.3	5.4	11.0	16.4	9.1%	12.8	7.1%	(4.1)	(25.0)%
Restructuring Costs	—	(27.3)	27.3	—		—	(12.0)	12.0	—		—		—
Corporate	—	(35.1)	14.0	(21.1)		—	(26.8)	7.7	(19.1)		—		(2.0)	(10.5)%
Total	$1,264.0	$98.2	$54.4	$152.6	12.1%	$1,214.3	$104.7	$30.7	$135.4	11.2%	$49.7	4.1%	$17.2	12.7%

	2015					2014
		Reconciliation (1,3,4)					Reconciliation (1,2,3)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q2:
Writing	$495.9	$132.5	$0.5	$133.0	26.8%	$489.3	$129.1	$4.0	$133.1	27.2%	$6.6	1.3%	$(0.1)	(0.1)%
Home Solutions	438.5	68.7	1.2	69.9	15.9%	383.4	48.7	—	48.7	12.7%	55.1	14.4%	21.2	43.5%
Tools	205.2	23.4	—	23.4	11.4%	222.3	29.9	—	29.9	13.5%	(17.1)	(7.7)%	(6.5)	(21.7)%
Commercial Products	210.6	28.9	0.1	29.0	13.8%	223.5	36.2	—	36.2	16.2%	(12.9)	(5.8)%	(7.2)	(19.9)%
Baby & Parenting	210.7	16.7	0.1	16.8	8.0%	183.7	12.2	0.4	12.6	6.9%	27.0	14.7%	4.2	33.3%
Restructuring Costs	—	(13.3)	13.3	—		—	(11.5)	11.5	—		—		—
Corporate	—	(42.2)	19.5	(22.7)		—	(31.3)	10.5	(20.8)		—		(1.9)	(9.1)%
Total	$1,560.9	$214.7	$34.7	$249.4	16.0%	$1,502.2	$213.3	$26.4	$239.7	16.0%	$58.7	3.9%	$9.7	4.0%

	2015					2014
		Reconciliation (1,3,4)					Reconciliation (1,2,3,4)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q3:
Writing	$459.5	$114.1	$2.3	$116.4	25.3%	$453.2	$108.3	$1.1	$109.4	24.1%	$6.3	1.4%	$7.0	6.4%
Home Solutions	459.4	76.0	0.5	76.5	16.7%	417.0	60.9	3.1	64.0	15.3%	42.4	10.2%	12.5	19.5%
Tools	196.7	20.5	—	20.5	10.4%	214.8	22.1	1.4	23.5	10.9%	(18.1)	(8.4)%	(3.0)	(12.8)%
Commercial Products	206.8	29.5	1.9	31.4	15.2%	218.0	27.5	—	27.5	12.6%	(11.2)	(5.1)%	3.9	14.2%
Baby & Parenting	207.6	10.2	—	10.2	4.9%	181.5	8.2	2.4	10.6	5.8%	26.1	14.4%	(0.4)	(3.8)%
Restructuring Costs	—	(21.0)	21.0	—		—	(19.7)	19.7	—		—		—
Corporate	—	(42.7)	20.1	(22.6)		—	(34.1)	12.0	(22.1)		—		(0.5)	(2.3)%
Total	$1,530.0	$186.6	$45.8	$232.4	15.2%	$1,484.5	$173.2	$39.7	$212.9	14.3%	$45.5	3.1%	$19.5	9.2%

	2015					2014
		Reconciliation (1,3,4,5,6)					Reconciliation (1,2,3,4,6)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q4:
Writing	$466.3	$101.8	$3.9	$105.7	22.7%	$418.2	$103.1	$0.1	$103.2	24.7%	$48.1	11.5%	$2.5	2.4%
Home Solutions	441.8	55.2	2.0	57.2	12.9%	458.6	59.6	1.1	60.7	13.2%	(16.8)	(3.7)%	(3.5)	(5.8)%
Tools	207.7	19.0	0.5	19.5	9.4%	227.3	21.2	0.3	21.5	9.5%	(19.6)	(8.6)%	(2.0)	(9.3)%
Commercial Products	207.1	25.4	2.1	27.5	13.3%	213.0	23.8	0.4	24.2	11.4%	(5.9)	(2.8)%	3.3	13.6%
Baby & Parenting	237.9	27.8	—	27.8	11.7%	208.9	14.8	2.5	17.3	8.3%	29.0	13.9%	10.5	60.7%
Restructuring Costs	—	(15.6)	15.6	—		—	(9.6)	9.6	—		—		—
Corporate	—	(111.7)	88.2	(23.5)		—	(99.4)	77.1	(22.3)		—		(1.2)	(5.4)%
Total	$1,560.8	$101.9	$112.3	$214.2	13.7%	$1,526.0	$113.5	$91.1	$204.6	13.4%	$34.8	2.3%	$9.6	4.7%

	2015					2014
		Reconciliation (1,2,3,4,5,6)					Reconciliation (1,2,3,4,6)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
FY:
Writing	$1,763.5	$430.8	$7.3	$438.1	24.8%	$1,708.9	$416.6	$5.2	$421.8	24.7%	$54.6	3.2%	$16.3	3.9%
Home Solutions	1,704.2	238.4	3.8	242.2	14.2%	1,575.4	196.0	4.2	200.2	12.7%	128.8	8.2%	42.0	21.0%
Tools	790.0	85.1	0.5	85.6	10.8%	852.2	94.6	1.7	96.3	11.3%	(62.2)	(7.3)%	(10.7)	(11.1)%
Commercial Products	809.7	100.8	4.7	105.5	13.0%	837.1	101.3	0.4	101.7	12.1%	(27.4)	(3.3)%	3.8	3.7%
Baby & Parenting	848.3	55.2	11.9	67.1	7.9%	753.4	40.6	16.3	56.9	7.6%	94.9	12.6%	10.2	17.9%
Restructuring Costs	—	(77.2)	77.2	—		—	(52.8)	52.8	—		—		—
Corporate	—	(231.7)	141.8	(89.9)		—	(191.6)	107.3	(84.3)		—		(5.6)	(6.6)%
Total	$5,915.7	$601.4	$247.2	$848.6	14.3%	$5,727.0	$604.7	$187.9	$792.6	13.8%	$188.7	3.3%	$56.0	7.1%

(1) Excluded items include project-related costs and restructuring costs associated with Project Renewal. Project-related costs of $89.9 million and $74.0 million of restructuring costs incurred during 2015 relate to Project Renewal. For 2014, project-related costs of $33.8 million and restructuring costs of $52.8 million relate to Project Renewal. Excluded items for 2014 also include $10.2 million of advisory costs for process transformation and optimization.

(2) Baby & Parenting normalized operating income for 2015 and 2014 excludes charges of $10.2 million and $15.0 million, respectively, relating to the Graco product recall.

(3) Writing normalized operating income for 2015 and 2014 excludes charges of $2.6 million and $5.2 million, respectively, associated with Venezuelan inventory resulting from changes in the exchange rate for the Venezuelan Bolivar.

(4) Home Solutions normalized operating income for 2015 excludes $1.3 million of operating costs associated with the acquisition and integration of Ignite Holdings, LLC and bubba brands, and Baby & Parenting normalized operating income for 2015 excludes $1.7 million of operating costs associated with the acquisition and integration of Baby Jogger. Restructuring costs excluded from normalized earnings include $3.2 million of costs associated with the integration of Ignite, bubba and Baby Jogger. Writing normalized operating income for 2015 excludes $1.2 million of acquisition and integration costs related to Elmer's. In addition, normalized operating income for 2015 excludes $10.8 million of acquisition costs related to the pending Jarden transaction. For 2014, Home Solutions normalized operating income excludes $4.2 million of acquisition and integration costs associated with the acquisitions of Ignite Holdings, LLC and bubba brands, and Baby & Parenting normalized operating income excludes $1.3 million of costs associated with the acquisition of Baby Jogger.

(5) Home Solutions normalized operating income for 2015 excludes $0.2 million of costs associated with the planned divestiture of Décor.

(6) Normalized operating income for 2015 and 2014 excludes $52.1 million and $65.4 million, respectively, of settlement charges associated with the settlement of U.S. pension liabilities for certain participants with plan assets.

Newell Rubbermaid Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Three Months Ended December 31, 2015
	GAAP Measure	Project Renewal Costs (1)				Inventory charge from the	Acquisition					Currency		Non-GAAP Measure
		Advisory	Personnel	Other	Restructuring	devaluation of the Venezuelan	and integration	Planned	Pension settlement	Non-recurring tax	Net asset charge-	translation charge-	Discontinued		Percentage
	Reported	Costs	Costs	Costs	Costs	Bolivar (2)	costs (3)	divestiture (4)	charge (5)	items (6)	Venezuela (7)	Venezuela (7)	operations (8)	Normalized*	of Sales

Cost of products sold	$963.6	$—	$(1.5)	$(2.2)	$—	$(0.6)	$—	$—	$—	$—	$—	$—	$—	$959.3	61.5%
Gross margin	$597.2	$—	$1.5	$2.2	$—	$0.6	$—	$—	$—	$—	$—	$—	$—	$601.5	38.5%
Selling, general & administrative expenses	$427.6	$(10.3)	$(7.9)	$(10.2)	$—	$—	$(11.7)	$(0.2)	$—	$—	$—	$—	$—	$387.3	24.8%
Operating income	$101.9	$10.3	$9.4	$12.4	$15.4	$0.6	$11.9	$0.2	$52.1	$—	$—	$—	$—	$214.2	13.7%
Nonoperating expenses	$194.7	$—	$—	$—	$—	$—	$(4.5)	$—	$—	$—	$(133.0)	$(39.7)	$—	$17.5
(Loss) income before income taxes	$(92.8)	$10.3	$9.4	$12.4	$15.4	$0.6	$16.4	$0.2	$52.1	$—	$133.0	$39.7	$—	$196.7
Income taxes (12)	$(13.1)	$4.4	$4.0	$5.4	$4.8	$0.4	$6.2	$0.1	$19.8	$6.0	$(2.7)	$10.3	$—	$45.6
Net (loss) income from continuing operations	$(79.7)	$5.9	$5.4	$7.0	$10.6	$0.2	$10.2	$0.1	$32.3	$(6.0)	$135.7	$29.4	$—	$151.1
Net income	$13.2	$5.9	$5.4	$7.0	$10.6	$0.2	$10.2	$0.1	$32.3	$(6.0)	$135.7	$29.4	$(92.9)	$151.1
Diluted earnings per share**	$0.05	$0.02	$0.02	$0.03	$0.04	$—	$0.04	—	0.12	(0.02)	$0.51	$0.11	$(0.35)	$0.56

	Three Months Ended December 31, 2014
	GAAP Measure		Restructuring and	Inventory charge	Advisory costs for					Non-GAAP Measure
		Product	restructuring-related	from the devaluation of the	process transformation	Acquisition	Pension	Loss on
	Reported	recall costs (9)	costs (1)	Venezuelan Bolivar (2)	and optimization (10)	and integration costs (3)	settlement charge (5)	extinguishment of debt (11)	Discontinued operations (8)	Normalized*	Percentage of Sales

Cost of products sold	$951.9	$(0.7)	$(0.5)	$(0.1)	$—	$—	$—	$—	$—	$950.6	62.3%
Gross margin	$574.1	$0.7	$0.5	$0.1	$—	$—	$—	$—	$—	$575.4	37.7%
Selling, general & administrative expenses	$385.6	$(0.5)	$(7.6)	$—	$(4.3)	$(2.4)	$—	$—	$—	$370.8	24.3%
Operating income	$113.5	$1.2	$17.7	$0.1	$4.3	$2.4	$65.4	$—	$—	$204.6	13.4%
Nonoperating expenses	$53.8	$—	$—	$—	$—	$—	$—	$(33.2)	$—	$20.6
Income before income taxes	$59.7	$1.2	$17.7	$0.1	$4.3	$2.4	$65.4	$33.2	$—	$184.0
Income taxes (12)	$10.4	$0.4	$0.9	$(0.9)	$1.6	$0.9	$23.5	$11.9	$—	$48.7
Net income from continuing operations	$49.3	$0.8	$16.8	$1.0	$2.7	$1.5	$41.9	$21.3	$—	$135.3
Net income	$52.0	$0.8	$16.8	$1.0	$2.7	$1.5	$41.9	$21.3	$(2.7)	$135.3
Diluted earnings per share**	$0.19	$—	$0.06	$—	$0.01	$0.01	$0.15	$0.08	$(0.01)	$0.49
*Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) Costs associated with Project Renewal during the three months ended December 31, 2015 include $32.1 million of project-related costs and $15.4 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Restructuring and restructuring-related costs during the three months ended December 31, 2014 include $9.6 million of restructuring costs and $8.1 million of organizational change implementation and restructuring-related costs incurred in connection with Project Renewal.

(2) During the three months ended December 31, 2015 and 2014, the Company recognized an increase of $0.6 million and $0.1 million, respectively, in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(3) During the three months ended December 31, 2015, the Company recognized $11.9 million of costs (including $0.2 million of restructuring costs) associated with the acquisition and integration of Elmer's and the pending Jarden transaction. In addition, the Company recognized $4.5 million of interest expense in connection with bridge loans related to the acquisition of Elmer's and the pending Jarden transaction. During the three months ended December 31, 2014, the Company recognized $2.4 million of costs associated with the acquisition and integration of bubba brands and Baby Jogger.

(4) During the three months ended December 31, 2015, the Company recognized $0.2 million of costs associated with the planned divestiture of Décor.

(5) During the three months ended December 31, 2015 and 2014, the Company settled U.S. pension liabilities for certain participants with plan assets which resulted in $52.1 million and $65.4 million, respectively, of non-cash settlement charges.

(6) During the three months ended December 31, 2015, the Company recognized $6.0 million of non-recurring income tax benefits resulting from the resolution of income tax contingencies.

(7) During the three months ended December 31, 2015, the Company recognized charges resulting from the deconsolidation of its Venezuela operations, including $133.0 million of charges associated with the write-off of Venezuela net assets and $39.7 million of charges associated with the write-off of currency translation adjustments included in equity that arose before the application of hyperinflationary accounting for Venezuela in 2010.

(8) During the three months ended December 31, 2015, the Company recognized a net loss of $2.7 million in discontinued operations primarily associated with Endicia and a net gain of $95.6 million from the sale of Endicia. During the three months ended December 31, 2014, the Company recognized net income of $2.7 million in discontinued operations primarily associated with Endicia and certain Culinary businesses.

(9) During the three months ended December 31, 2014, the Company recognized $1.2 million of costs associated with the Graco product recall.

(10) During the three months ended December 31, 2014, the Company recognized $4.3 million of advisory costs for process transformation and optimization initiatives.

(11) During the three months ended December 31, 2014, the Company repaid all outstanding 2015 and 2019 medium-term notes and repaid a portion of the 2020 medium-term notes which resulted in a $33.2 million loss on extinguishment of debt.

(12) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

Newell Rubbermaid Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Year Ended December 31, 2015
	GAAP Measure		Project Renewal Costs (2)				Inventory charge from	Acquisition		Pension	Charge resulting from			Currency		Non-GAAP Measure
		Product recall	Advisory	Personnel	Other	Restructuring	the deval-uation of the	and integration	Planned	settlement	the devaluation of the	Non-recurring	Net asset charge-	translation charge-	Discontinued		Percentage
	Reported	costs (1)	Costs	Costs	Costs	Costs	Venezuelan Bolivar (3)	costs (4)	divestiture (5)	charge (6)	Venezuelan Bolivar (7)	tax items (8)	Venezuela (9)	Venezuela (9)	operations (10)	Normalized*	of Sales

Cost of products sold	$3,611.1	$—	$—	$(5.2)	$(6.7)	$—	$(2.6)	$(1.6)	$—	$—	$—	$—	$—	$—	$—	$3,595.0	60.8%
Gross margin	$2,304.6	$—	$—	$5.2	$6.7	$—	$2.6	$1.6	$—	$—	$—	$—	$—	$—	$—	$2,320.7	39.2%
Selling, general & administrative expenses	$1,573.9	$(10.2)	$(42.1)	$(21.5)	$(14.4)	$—	$—	$(13.4)	$(0.2)	$—	$—	$—	$—	$—	$—	$1,472.1	24.9%
Operating income	$601.4	$10.2	$42.1	$26.7	$21.1	$74.0	$2.6	$18.2	$0.2	$52.1	$—	$—	$—	$—	$—	$848.6	14.3%
Nonoperating expenses	$263.9	$—	$—	$—	$—	$—	$—	$(4.5)	$—	$—	$(9.2)	$—	$(133.0)	$(39.7)	$—	$77.5
Income before income taxes	$337.5	$10.2	$42.1	$26.7	$21.1	$74.0	$2.6	$22.7	$0.2	$52.1	$9.2	$—	$133.0	$39.7	$—	$771.1
Income taxes (13)	$78.2	$3.3	$15.2	$9.9	$8.3	$19.3	$1.1	$8.5	$0.1	$19.8	$3.1	$6.0	$(2.7)	$10.3	$—	$180.4
Net income from continuing operations	$259.3	$6.9	$26.9	$16.8	$12.8	$54.7	$1.5	$14.2	$0.1	$32.3	$6.1	$(6.0)	$135.7	$29.4	$—	$590.7
Net income	$350.0	$6.9	$26.9	$16.8	$12.8	$54.7	$1.5	$14.2	$0.1	$32.3	$6.1	$(6.0)	$135.7	$29.4	$(90.7)	$590.7
Diluted earnings per share**	$1.29	$0.03	$0.10	$0.06	$0.05	$0.20	$0.01	$0.05	$—	$0.12	$0.02	$(0.02)	$0.50	$0.11	$(0.33)	$2.18

	Year Ended December 31, 2014
	GAAP Measure		Restructuring and	Inventory charge from	Advisory costs for			Charge resulting	Loss on			Non-GAAP Measure
		Product	restructuring-related	the deval- uation of the	process transformation	Acquisition and	Pension	from the deva-luation of the	extinguishment	Non-recurring	Discontinued		Percentage
	Reported	recall costs (1)	costs (2)	Venezuelan Bolivar (3)	and optimization (11)	integration costs (4)	settlement charge (6)	Venezuelan Bolivar (7)	of debt (12)	tax items (8)	operations (10)	Normalized*	of Sales

Cost of products sold	$3,523.6	$(12.0)	$(2.1)	$(5.2)	$—	$—	$—	$—	$—	$—	$—	$3,504.3	61.2%
Gross margin	$2,203.4	$12.0	$2.1	$5.2	$—	$—	$—	$—	$—	$—	$—	$2,222.7	38.8%
Selling, general & administrative expenses	$1,480.5	$(3.0)	$(31.7)	$—	$(10.2)	$(5.5)	$—	$—	$—	$—	$—	$1,430.1	25.0%
Operating income	$604.7	$15.0	$86.6	$5.2	$10.2	$5.5	$65.4	$—	$—	$—	$—	$792.6	13.8%
Nonoperating expenses	$142.6	$—	$—	$—	$—	$—	$—	$(45.6)	$(33.2)	$—	$—	$63.8
Income before income taxes	$462.1	$15.0	$86.6	$5.2	$10.2	$5.5	$65.4	$45.6	$33.2	$—	$—	$728.8
Income taxes (13)	$89.1	$5.5	$18.1	$0.4	$3.8	$1.8	$23.5	$13.6	$11.9	$3.3	$—	$171.0
Net income from continuing operations	$373.0	$9.5	$68.5	$4.8	$6.4	$3.7	$41.9	$32.0	$21.3	$(3.3)	$—	$557.8
Net income	$377.8	$9.5	$68.5	$4.8	$6.4	$3.7	$41.9	$32.0	$21.3	$(3.3)	$(4.8)	$557.8
Diluted earnings per share**	$1.35	$0.03	$0.25	$0.02	$0.02	$0.01	$0.15	$0.11	$0.08	$(0.01)	$(0.02)	$2.00
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) During the years ended December 31, 2015 and 2014, the Company recognized $10.2 million and $15.0 million, respectively, of costs associated with the Graco product recall.

(2) Costs associated with Project Renewal during the year ended December 31, 2015 include $89.9 million of project-related costs and $74.0 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Restructuring and restructuring-related costs during the year ended December 31, 2014 include $52.8 million of restructuring costs and $33.8 million of organizational change implementation and restructuring-related costs incurred in connection with Project Renewal.

(3) During the years ended December 31, 2015 and 2014, the Company recognized an increase of $2.6 million and $5.2 million, respectively, in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(4) During the year ended December 31, 2015, the Company recognized $18.2 million of costs (including $3.2 million of restructuring costs) associated with the acquisition and integration of Ignite Holdings, LLC, bubba brands, Baby Jogger, Elmer's and the pending Jarden transaction. During the year ended December 31, 2015, the Company recognized $4.5 million of interest expense in connection with bridge loans related to the acquisition of Elmer's and the pending Jarden transaction. During the year ended December 31, 2014, the Company recognized $5.5 million of costs associated with the acquisition and integration of Ignite Holdings, LLC, bubba brands and Baby Jogger.

(5) During the year ended December 31, 2015, the Company recognized $0.2 million of costs associated with the planned divestiture of Décor.

(6) During the years ended December 31, 2015 and 2014, the Company settled U.S. pension liabilities for certain participants with plan assets which resulted in $52.1 million and $65.4 million, respectively, of non-cash settlement charges.

(7) During the years ended December 31, 2015 and 2014, the Company recognized foreign exchange losses of $9.2 million and $45.6 million, respectively, resulting from the devaluation of and subsequent changes in the exchange rate for the Venezuelan Bolivar, which under hyperinflationary accounting is recorded in the Statement of Operations.

(8) During the year ended December 31, 2015, the Company recognized $6.0 million of non-recurring income tax benefits resulting from the resolution of income tax contingencies. During the year ended December 31, 2014, the Company recognized non-recurring income tax benefits of $3.3 million resulting from the resolution of various income tax contingencies and the expiration of various statutes of limitation.

(9) During the year ended December 31, 2015, the Company recognized charges resulting from the deconsolidation of its Venezuela operations, including $133.0 million of charges associated with the write-off of Venezuela net assets and $39.7 million of charges associated with the write-off of currency translation adjustments included in equity that arose before the application of hyperinflationary accounting for Venezuela in 2010.

(10) During the year ended December 31, 2015, the Company recognized a net loss of $4.9 million in discontinued operations primarily associated with Endicia and certain Culinary businesses and a $95.6 million net gain from the sale of Endicia. During the year ended December 31, 2014, the Company recognized net income, net of impairments, of $4.8 million in discontinued operations, which primarily represents the results of operations of Endicia and certain Culinary businesses.

(11) During the year ended December 31, 2014, the Company recognized $10.2 million of advisory costs for process transformation and optimization initiatives.

(12) During the year ended December 31, 2014, the Company repaid all outstanding 2015 and 2019 medium-term notes and repaid a portion of the 2020 medium-term notes which resulted in a $33.2 million loss on extinguishment of debt.

(13) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

Newell Rubbermaid Inc.
Three Months Ended December 31, 2015
In Millions

Currency Analysis

By Segment
	Net Sales, As Reported			Core Sales (1)
					Less				Less			Inc. (Dec.)		Year-Over-Year Increase (Decrease)
			Increase		Planned Divest-	Less Acquis-	2015 Core		Planned Divest-	2014	Constant Currency	Excl. Planned Divest. &	Currency	Exclud-ing	Includ-ing	Currency	Acquisit-	Planned Divest-	Core Sales
	2015	2014	(Decrease)	2015	itures (2)	itions	Sales	2014	itures (2)	Core Sales	Inc. (Dec.)	Acquisitions	Impact	Currency	Currency	Impact	ions	itures (2)	Growth (1)

Writing	$466.3	$418.2	$48.1	$522.0	$—	$36.9	$485.1	$431.2	$—	$431.2	$90.8	$53.9	$(42.7)	21.1%	11.5%	(9.6)%	8.6%	—%	12.5%
Home Solutions	441.8	458.6	(16.8)	450.1	68.3	4.8	377.0	459.9	83.3	376.6	(9.8)	0.4	(7.0)	(2.1)%	(3.7)%	(1.6)%	1.0%	(3.2)%	0.1%
Tools	207.7	227.3	(19.6)	237.0	—	—	237.0	233.8	—	233.8	3.2	3.2	(22.8)	1.4%	(8.6)%	(10.0)%	—%	—%	1.4%
Commercial Products	207.1	213.0	(5.9)	215.3	—	—	215.3	215.3	11.8	203.5	—	11.8	(5.9)	—%	(2.8)%	(2.8)%	—%	(5.8)%	5.8%
Baby & Parenting	237.9	208.9	29.0	247.7	—	13.3	234.4	212.8	—	212.8	34.9	21.6	(5.9)	16.4%	13.9%	(2.5)%	6.2%	—%	10.2%

Total Company	$1,560.8	$1,526.0	$34.8	$1,672.1	$68.3	$55.0	$1,548.8	$1,553.0	$95.1	$1,457.9	$119.1	$90.9	$(84.3)	7.7%	2.3%	(5.4)%	3.5%	(2.0)%	6.2%

Win Bigger Businesses Core Sales Growth (3)	$877.9	$836.8	$41.1	$952.7	$—	$4.8	$947.9	$851.6	$—	$851.6	$101.1	$96.3	$(60.0)	11.9%	4.9%	(7.0)%	0.6%	—%	11.3%

Total Company excl. Venezuela	$1,538.6	$1,522.2	$16.4	$1,640.0	$68.3	$55.0	$1,516.7	$1,548.1	$95.1	$1,453.0	$91.9	$63.7	$(75.5)	5.9%	1.1%	(4.8)%	3.6%	(2.0)%	4.4%

By Geography

United States	$1,138.6	$1,061.0	$77.6	$1,138.5	$63.5	$47.3	$1,027.7	$1,060.9	$89.5	$971.4	$77.6	$56.3	$—	7.3%	7.3%	—%	4.5%	(3.0)%	5.8%
Canada	69.3	75.4	(6.1)	84.3	4.8	4.3	75.2	77.7	5.6	72.1	6.6	3.1	(12.7)	8.5%	(8.1)%	(16.6)%	5.5%	(1.3)%	4.3%
Total North America	1,207.9	1,136.4	71.5	1,222.8	68.3	51.6	1,102.9	1,138.6	95.1	1,043.5	84.2	59.4	(12.7)	7.4%	6.3%	(1.1)%	4.5%	(2.8)%	5.7%

Europe, Middle East and Africa	153.4	175.2	(21.8)	190.0	—	3.4	186.6	187.2	—	187.2	2.8	(0.6)	(24.6)	1.5%	(12.4)%	(13.9)%	1.8%	—%	(0.3)%
Latin America	94.9	99.1	(4.2)	138.8	—	—	138.8	107.0	—	107.0	31.8	31.8	(36.0)	29.7%	(4.2)%	(33.9)%	—%	—%	29.7%
Asia Pacific	104.6	115.3	(10.7)	120.5	—	—	120.5	120.2	—	120.2	0.3	0.3	(11.0)	0.2%	(9.3)%	(9.5)%	—%	—%	0.2%
Total International	352.9	389.6	(36.7)	449.3	—	3.4	445.9	414.4	—	414.4	34.9	31.5	(71.6)	8.4%	(9.4)%	(17.8)%	0.8%	—%	7.6%

Total Company	$1,560.8	$1,526.0	$34.8	$1,672.1	$68.3	$55.0	$1,548.8	$1,553.0	$95.1	$1,457.9	$119.1	$90.9	$(84.3)	7.7%	2.3%	(5.4)%	3.5%	(2.0)%	6.2%

(1) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2014, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and planned and actual divestitures from the period the intent to divest is determined through the date of sale.

(2) Actual and planned divestitures represent the Rubbermaid medical cart business and Levolor and Kirsch window coverings brands ("Décor").

(3) Win Bigger businesses include Writing & Creative Expression, which is included in the Writing segment, Tools, Commercial Products (excluding Medical) and Food & Beverage, which is included in the Home Solutions segment.

Newell Rubbermaid Inc.
Twelve Months Ended December 31, 2015
In Millions

Currency Analysis

By Segment
	Net Sales, As Reported			Core Sales (1)
					Less				Less			Inc. (Dec.)		Year-Over-Year Increase (Decrease)
			Increase		Planned Divest-	Less Acquis-	2015 Core		Planned Divest-	2014	Constant Currency	Excl. Planned Divest. &	Currency	Exclud-ing	Including	Currency	Acquisit-	Planned Divest-	Core Sales
	2015	2014	(Decrease)	2015	itures (2)	itions	Sales	2014	itures (2)	Core Sales	Inc. (Dec.)	Acquisitions	Impact	Currency	Currency	Impact	ions	itures (2)	Growth (1)

Writing	$1,763.5	$1,708.9	$54.6	$1,940.0	$—	$36.9	$1,903.1	$1,715.7	$—	$1,715.7	$224.3	$187.4	$(169.7)	13.1%	3.2%	(9.9)%	2.2%	—%	10.9%
Home Solutions	1,704.2	1,575.4	128.8	1,727.0	151.6	156.3	1,419.1	1,575.6	167.2	1,408.4	151.4	10.7	(22.6)	9.6%	8.2%	(1.4)%	9.9%	(1.1)%	0.8%
Tools	790.0	852.2	(62.2)	872.4	—	—	872.4	853.7	—	853.7	18.7	18.7	(80.9)	2.2%	(7.3)%	(9.5)%	—%	—%	2.2%
Commercial Products	809.7	837.1	(27.4)	834.8	26.5	—	808.3	836.9	65.9	771.0	(2.1)	37.3	(25.3)	(0.3)%	(3.3)%	(3.0)%	—%	(5.1)%	4.8%
Baby & Parenting	848.3	753.4	94.9	881.6	—	78.9	802.7	754.2	—	754.2	127.4	48.5	(32.5)	16.9%	12.6%	(4.3)%	10.5%	—%	6.4%

Total Company	$5,915.7	$5,727.0	$188.7	$6,255.8	$178.1	$272.1	$5,805.6	$5,736.1	$233.1	$5,503.0	$519.7	$302.6	$(331.0)	9.1%	3.3%	(5.8)%	4.7%	(1.1)%	5.5%

Win Bigger Businesses Core Sales Growth (3)	$3,422.1	$3,193.6	$228.5	$3,654.8	$—	$156.3	$3,498.5	$3,198.8	$—	$3,198.8	$456.0	$299.7	$(227.5)	14.3%	7.2%	(7.1)%	4.9%	—%	9.4%

Total Company excl. Venezuela	$5,787.1	$5,648.5	$138.6	$6,082.0	$178.1	$272.1	$5,631.8	$5,654.9	$233.1	$5,421.8	$427.1	$210.0	$(288.5)	7.6%	2.5%	(5.1)%	4.8%	(1.1)%	3.9%

By Geography

United States	$4,291.8	$3,945.1	$346.7	$4,291.7	$167.7	$247.8	$3,876.2	$3,945.0	$220.3	$3,724.7	$346.7	$151.5	$—	8.8%	8.8%	—%	6.3%	(1.5)%	4.1%
Canada	249.8	284.3	(34.5)	289.1	10.4	6.6	272.1	284.5	12.8	271.7	4.6	0.4	(39.1)	1.6%	(12.1)%	(13.7)%	2.3%	(0.9)%	0.1%
Total North America	4,541.6	4,229.4	312.2	4,580.8	178.1	254.4	4,148.3	4,229.5	233.1	3,996.4	351.3	151.9	(39.1)	8.3%	7.4%	(0.9)%	6.0%	(1.5)%	3.8%

Europe, Middle East and Africa	591.1	683.5	(92.4)	714.3	—	17.7	696.6	686.2	—	686.2	28.1	10.4	(120.5)	4.1%	(13.5)%	(17.6)%	2.6%	—%	1.5%
Latin America	408.5	409.9	(1.4)	541.7	—	—	541.7	415.0	—	415.0	126.7	126.7	(128.1)	30.5%	(0.3)%	(30.8)%	—%	—%	30.5%
Asia Pacific	374.5	404.2	(29.7)	419.0	—	—	419.0	405.4	—	405.4	13.6	13.6	(43.3)	3.4%	(7.3)%	(10.7)%	—%	—%	3.4%
Total International	1,374.1	1,497.6	(123.5)	1,675.0	—	17.7	1,657.3	1,506.6	—	1,506.6	168.4	150.7	(291.9)	11.2%	(8.2)%	(19.4)%	1.2%	—%	10.0%

Total Company	$5,915.7	$5,727.0	$188.7	$6,255.8	$178.1	$272.1	$5,805.6	$5,736.1	$233.1	$5,503.0	$519.7	$302.6	$(331.0)	9.1%	3.3%	(5.8)%	4.7%	(1.1)%	5.5%

(1) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2014, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and planned and actual divestitures from the period the intent to divest is determined through the date of sale.

(2) Actual and planned divestitures represent the Rubbermaid medical cart business on a year-to-date basis and Levolor and Kirsch window coverings brands ("Décor") for the third quarter and fourth quarter.

(3) Win Bigger businesses include Writing & Creative Expression, which is included in the Writing segment, Tools, Commercial Products (excluding Medical) and Food & Beverage, which is included in the Home Solutions segment.

Newell Rubbermaid Inc.
Reconciliation of Normalized EPS Guidance
Year Ending December 31, 2016

Year Ending
Excluding Venezuela	December 31, 2016
Diluted earnings per share	$1.81 to $1.90
Restructuring and other Project Renewal costs	$0.35 to $0.45
Normalized earnings per share	$2.21 to $2.30